Exhibit 3.1

ARTICLES OF INCORPORATION

OF

WARREN RESOURCES, INC.

     The undersigned, JoEllen L. Legg, whose address is 1660 Lincoln Street, Denver, Colorado 80264, being at least 18 years of age, acting as incorporator, does hereby form a corporation under the general laws of the State of Maryland having the following Articles:

ARTICLE I
NAME

     The name of the corporation (the “Corporation”) is: Warren Resources, Inc.

ARTICLE II
PURPOSE

     The purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Maryland (the “Maryland Code”). In furtherance of the foregoing purposes, the Corporation shall have and may exercise all of the rights, powers and privileges granted by the Maryland Code. In addition, the Corporation may do everything necessary, suitable and proper for the accomplishment of any of its corporate purposes.

ARTICLE III
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

     The street address of the principal office and registered agent of the Corporation in the State of Maryland is 11 East Chase Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland at that address is National Registered Agents, Inc. of MD.

ARTICLE IV
STOCK

     Section 5.1 Authorized Shares. The Corporation is authorized to issue a total of 110,000,000 shares of stock in two classes designated respectively “Preferred Stock” and “Common Stock”. The total number of shares of all series of Preferred Stock that the Corporation shall have the authority to issue is 10,000,000 and the total number of shares of Common Stock that the Corporation shall have the authority to issue is 100,000,000. All of the authorized shares shall have a par value of $0.0001 per share. The aggregate par value of all authorized shares of stock having par value is $11,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article IV, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, without any action by the stockholders of the Corporation, may amend these Articles of Incorporation to change the name or other designation or the par value of any class or series of stock and the aggregate par value of that stock.

     Section 5.2 Common Stock. Each stockholder of record shall have one vote for each share of common stock standing in his or her name on the books of the Corporation and entitled to vote, except that in the election of directors, each stockholder shall have as many votes for each share held by him or her as there are directors to be elected and for whose election the stockholder has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

     Section 5.3 Preferred Stock. Preferred stock may be issued from time to time in one or more series, each of such series to have such designations, relative rights and limitations as may be fixed in the resolution or resolutions providing for the issue of such series adopted by the board of directors of the Corporation as hereinafter provided. Any shares of preferred stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided herein or by law. Different series of preferred stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided for in the resolutions creating such series or required by applicable law. Authority is hereby expressly granted to the Board of Directors from time to time to issue the preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issuance of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the Maryland Code. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of preferred stock may provide that such series shall be superior or rank equally or be junior to the preferred stock of any other series to the extent permitted by law.

ARTICLE V
PERPETUAL EXISTENCE

     The Corporation is to have perpetual existence.

ARTICLE VI
INITIAL DIRECTORS

     The following persons are elected to serve as the Corporation’s initial directors until the next annual meeting of stockholders or until their successors are duly elected and qualify:

Name	Address
Norman F. Swanton	489 Fifth Avenue, 32nd Floor, New York, NY 10017

Dominick D’Alleva	489 Fifth Avenue, 32nd Floor, New York, NY 10017

Chet Borgida	489 Fifth Avenue, 32nd Floor, New York, NY 10017

Anthony L. Coelho	489 Fifth Avenue, 32nd Floor, New York, NY 10017

Lloyd G. Davies	489 Fifth Avenue, 32nd Floor, New York, NY 10017

Marshall Miller	489 Fifth Avenue, 32nd Floor, New York, NY 10017

Thomas G. Noonan	489 Fifth Avenue, 32nd Floor, New York, NY 10017

Michael R. Quinlan	489 Fifth Avenue, 32nd Floor, New York, NY 10017

ARTICLE VII
DIRECTOR MATTERS

     7.1 Number. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors (whether or not there exist any vacancies in directorships at the time any such resolution is presented to the board of directors for adoption). The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

     7.2 Classification. On and after the closing date of the first sale of the Corporation’s common stock pursuant to an underwritten registered public offering (an “IPO”), the directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following an IPO; the term of office of the second class (Class II) to expire at the second annual meeting of stockholders held following an IPO; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders following an IPO; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the annual meeting of stockholders for the year in which their term expires and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

     7.3 New Directorships; Vacancies. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation or other cause may be filled only by the Board of Directors (unless there are no remaining directors) acting by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, or until their earlier death, resignation, or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

     7.4 Removal. Following an IPO, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class. For purposes hereof, “cause” shall mean gross neglect or willful misconduct in the performance of the duties as a director.

     7.5 Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of directors (whether or not there exist any vacancies at the time any resolution providing for adoption, amendment or repeal is presented to the board of directors). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation. Following an IPO, any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII
STOCKHOLDER ACTIONS

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     8.1 Calling Special Meetings. Following an IPO, special meetings of stockholders of the Corporation may be called only by (1) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, either upon motion or upon written request by the holders of at least 66 2/3% of the voting power of all the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class or (2) the president of the Corporation.

ARTICLE IX
LIMITATION OF LIABILITY

     The personal liability of each director and officer of the Corporation shall be eliminated and limited to the full extent permitted by the laws of the State of Maryland, including without limitation as permitted by the provisions of Section 2-405.2 of the Maryland Code and any successor provision, as amended from time to time, except to the extent (i) it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, (ii) a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) otherwise provided by the Maryland Code. Neither any amendment nor repeal of this Article IX, nor adoption of any provision of these Articles of Incorporation, the bylaws of the Corporation or any statute that is inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any acts or omissions occurring prior to such amendment, repeal or adoption. If the Maryland Code is hereafter amended or supplemented to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by such amended or supplemented Maryland Code. In the event that any of the provisions of this Article IX (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

ARTICLE X
INTERESTED PARTY TRANSACTIONS

     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation of, the powers conferred by law:

     No contract or other transaction of the Corporation with any other persons, firm or corporation in which this Corporation is interested, shall be affected or invalidated by the fact that any one or more of the directors or officers of this Corporation, individually or jointly with others, may be a party to or may be interested in any such contract or transaction so long as the contract or other transaction is approved by the Board of Directors in accordance with the Maryland Code. Each person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his or her contracting with the Corporation for the benefit of himself or herself or any firm or corporation in which he or she may be in any way interested.

ARTICLE XI
INDEMNIFICATION

     The Corporation shall indemnify and advance expenses to any and all directors, officers, employees and agents of the Corporation to the fullest extent permitted by Section 2-418 of the Maryland Code, as the same may be amended and supplemented, unless it is established that (i) the act or omission was material to the matter giving rise to the liability and was omitted in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services, or (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. The rights to indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under these Articles of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons’ official capacity and as to action in another capacity while holding such directorship, office, employment or agency, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Neither the repeal nor modification of this Article XI, or the adoption of any provision to these Articles of Incorporation that is inconsistent with this Article XI, shall eliminate, restrict or otherwise adversely affect any right or protection of any such person existing hereunder with respect to any act or omission occurring prior to such repeal, modification or adoption of an inconsistent provision.

ARTICLE XII
AMENDMENTS

     The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Maryland, including to change the name of the corporation or to change the name or other designation or the par value of any class or series of stock and the aggregate par value of that stock, and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by these Articles of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XII, Article VII or Article VIII.

     IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 19th day of May, 2004.

/s/ JOELLEN L. LEGG

JoEllen L. Legg, Incorporator
STATE OF COLORADO	)
) ss.
CITY AND COUNTY OF DENVER	)

     BEFORE ME the undersigned authority, personally appeared JoEllen L. Legg, known to me to be the individual described in and who executed the foregoing Articles of Incorporation, and she acknowledged that she subscribed the said instrument for the uses and purposes set forth therein. The subscriber is personally known to me.

     WITNESS my hand and official seal in the County and State last aforesaid this 19th day of May, 2004.

[Seal]
/s/ DORIS M. HAYUTIN

Notary Public
My Commission Expires: Dec. 1, 2005